Exhibit 10.37

CACI INTERNATIONAL INC

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR

DANIEL D. ALLEN

Supplemental Executive Retirement Plan for

Daniel D. Allen

ARTICLE I

Purpose and Qualifications of Plan

1.1	Purpose. The purpose of this Supplemental Executive Retirement Plan (hereinafter, the “Plan”) is to provide certain supplemental retirement and other related benefits for the Executive as agreed to by the Company and the Executive at the time of his employment. Such benefits are calculated to restore the loss of certain benefits provided to the Executive by his former company, which benefits were reduced in amount due to the Executive’s early termination of employment. The benefits reduced are: (i) the former employer’s Salaried Pension Plan benefit, (ii) the former employer’s Supplemental Plan and, (iii) the former employer’s Officers Supplemental Executive Retirement Plan.

1.2	Qualifications of Plan. The Plan is not intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code (the “Code”), but is intended to meet the requirements of Code Section 409A and other relevant sections of the American Jobs Creation Act of 2004. The Plan is an unfunded arrangement providing deferred compensation to an eligible employee who is part of a select group of management or highly compensated employees of the Company within the meaning of Sections 201, 301, and 401 of ERISA and exempt from the requirements of Parts 2, 3, and 4 of Title I of ERISA as a “top hat” plan.

ARTICLE II

Definitions

For the purposes of this Plan, the following terms shall have the meanings indicated:

2.1	Board. “Board” means the Board of Directors of the Company.

2.2	Cause. “Cause” has the same meaning as is defined in the Employment Agreement.

2.3	Change in Control. “Change in Control” has the same meaning as is provided in the CACI International, Inc 2006 Stock Incentive Plan.

2.4	Committee. “Committee” means the Compensation Committee of the Board or other committee designated by the Board to administer the Plan pursuant to Article V.

2.5	Company. “Company” means CACI International Inc.

2.6	Effective Date. “Effective Date” means February 15, 2012.

2.7	Employer. “Employer” means the Company and each corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.8	Employment Agreement. The employment agreement by and between the Executive and the Company, effective March 7, 2011.

2.9	Executive. “Executive” means Daniel D. Allen (date of birth December 24, 1959).

2.10	Good Reason. “Good Reason” has the same meaning as is defined in the Severance Compensation Agreement.

2.11	Internal Revenue Code. “Internal Revenue Code” means the Internal Revenue Code of 1986, or any provision or section thereof herein specifically referred to, as such Code, provision or section may from time to time be amended or replaced. References to the Internal Revenue Code shall incorporate by reference all regulations, rulings, procedures, releases and other position statements issued by the Department of the Treasury or the Internal Revenue Service.

2.12	Normal Retirement Age. “Normal Retirement Age” means for the purposes of this agreement age sixty (60).

2.13	Offer Letter. “Offer Letter” means the letter from the Company to the Executive, dated March 1, 2011, in which the terms of the Executive’s employment with the Company and certain benefits are defined.

2.14	Period of Executive Service. “Period of Executive Service” means the number of complete calendar months of continuous Services, measured from the Executive’s first date of employment with the Company on March 14, 2011.

2.15	Retirement. “Retirement” means the Executive’s termination from employment with the Company at the Executive’s Normal Retirement Age or later.

2.16	Separation from Service. The Executive incurs a Separation from Service upon termination of employment with the Employer. Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A. Except in the case of a bona fide leave of absence as provided below, the Executive is deemed to have incurred a Separation from Service if the Employer and the Executive reasonably anticipated that the level of services to be performed by the Executive after a date certain would be reduced to 20% or less of the average services rendered by the Executive during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

If the Executive is absent from work due to military leave, sick leave, or other bona fide leave of absence, he shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of the Executive’s right, if any, to reemployment under statute or contract.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.7 of the Plan, except that for purposes of determining whether another organization is a single employer with the Company, common ownership of at least 50% shall be determinative.

2.17	Services. “Services” means the Executive’s ongoing performance of the duties and responsibilities of an executive position that is at least equivalent (or more senior in title) to the Chief Operating Officer, U.S. Operations.

2.18	Severance Compensation Agreement. “Severance Compensation Agreement” means the severance compensation agreement between the Executive and the Company dated October 3, 2011.

2.19	Specified Employee. Specified Employee means an employee of the Employer who, as of the date of his Separation from Service, is a “key employee” of the Company or any affiliate (within the meaning of Code Section 414(b) or (c)), any stock of which is actively traded on an established securities market or otherwise. An employee is a key employee if he meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

For purposes of determining whether an employee is a Specified Employee, the compensation of the employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(2) (wages, salaries, fees for professional services, and other amounts received for personal services actually rendered in the course of employment with the employer maintaining the plan, to the extent such amounts are includible in gross income or would be includible but for an election under section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), including the earned income of a self-employed individual); provided, however, that, with respect to a nonresident alien who is not a participant in the Plan, compensation shall not include compensation that is not includible in the gross income of the employee under Code Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

Notwithstanding anything in this paragraph to the contrary, (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

2.20	Specified Employee Identification Date. Specified Employee Identification Date means December 31, unless the Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

2.21	Specified Employee Effective Date. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee.

2.22	Spouse. “Spouse” means Sarah Allen (date of birth January 16, 1959).

2.23	Years of Service. “Years of Service” means the number of years that the Executive provided Services to the Company.

ARTICLE III

Participation

3.1	Eligibility and Participation.

a.	Eligibility. Eligibility to participate in the Plan shall be limited to the Executive.

b.	Participation. The Executive’s participation in the Plan was effective upon the Effective Date thereof.

ARTICLE IV

Benefits

4.1

Supplement for Lost Benefit Under Former Company’s Pension Plan. Upon the Executive terminating Services for reasons other than for Cause, the Company shall pay to the Executive and, if she survives the

Executive, to the Spouse, the sum of eight-eight thousand dollars ($88,000) each year until the later of the Executive’s death and the Spouse’s death, beginning as of the later of (i) the first day of the seventh month after Separation from Service, or (ii) the date the Executive attains Normal Retirement Age.

4.2	Pro-rata Reduction in the Event of Early Voluntary Termination Other Than For Good Reason. In the event of a voluntary Separation from Service other than for Good Reason prior to attaining age 55, then the benefit under Section 4.1 shall be reduced by multiplying the benefits payable under Section 4.1 above by a fraction, the numerator of which is the Period of Executive Service completed by the Executive at the time the Executive separates from service or otherwise ceases to be employed in executive Services, and the denominator of which is the Period of Executive Service the Executive would have completed if he had remained employed in executive Services continuously through his Normal Retirement Date.

4.3	Other Early Termination. In the event of a voluntary Separation from Service for Good Reason, or in the event of an involuntary Separation from Service for reasons other than for Cause prior to attaining Normal Retirement Age, the Executive and the Spouse will be eligible to receive the full benefits defined in Section 4.1, beginning as of the later of (i) the first day of the seventh month after Separation from Service, or (ii) the date the Executive attains Normal Retirement Age.

4.4	Change in Control. In the event the Executive is involuntarily Separated from Service while he is serving in a position at or above the level of Chief Operating Officer of the Company (but not if he is serving in a lesser capacity with the Company) following a Change in Control, or in the event that the Executive voluntary Separates from Service (in any capacity with the Company) for Good Reason following a Change in Control, the Executive and the Spouse will be eligible to receive the full benefits defined in Section 4.1, beginning as of the later of (i) the first day of the seventh month after Separation from Service, or (ii) the date the Executive attains Normal Retirement Age.

4.5	Forfeiture of All Benefits for Termination for Cause. Notwithstanding anything to the contrary, the Executive shall forfeit all benefits under this Plan in the event that the Executive is involuntarily Separated from Service for Cause (whether before or after attaining Normal Retirement Age).

4.6	Death of the Executive Prior to Normal Retirement Age. In the event the Executive dies prior to attaining Normal Retirement Age, while employed in Executive Service, the Executive’s Spouse, if living at such time, shall receive an amount equal to the benefit that she would have received under Section 4.1 beginning as of the later of (i) the first day of the seventh month after the Executive’s death, or (ii) the date the Executive would have attained Normal Retirement Age.

4.7	Commencement of Payments. Payment of any benefits provided under this Article IV shall commence within 90 days of the later of Separation from Service or the attainment of Normal Retirement Age; provided, however, that if the Executive is a Specified Employee as of the date he incurs a Separation from Service, payment of benefits that are payable upon Separation from Service will be made or begin on the earlier of (i) the first day of the seventh month following the month in which such Separation from Service occurs or (ii) the death of the Executive. Subsequent annual payments shall be made on the anniversary date of the operative payment event.

4.8	Withholding; Payroll Taxes. The Company shall withhold from payments hereunder any taxes required to be withheld from such payments under local, state or federal law. The Executive and/or the Spouse may elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Code, or any successor provision thereto.

4.9	Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

4.10	Payments Following Death of Executive and the Spouse. No payments shall be made to any person, trust or entity under this Plan after the death of the Executive and the Spouse. No benefits shall be payable under the Plan to anyone other than the Executive and the Spouse (as specifically identified by name in Article I), or their respective guardians, in the event of physical or mental disability.

ARTICLE V

Administration

5.1	Committee; Duties. The Plan shall be administered by the Committee. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration. A majority vote of the Committee members shall control any decision.

5.2	Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

5.3	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

5.4	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

ARTICLE VI

Informal Funding

6.1	General Assets. All benefits in respect of the Executive under this Plan shall be paid directly from the general funds of the Company or a rabbi trust created for the purpose of informally funding the Plan, and other than such rabbi trust, if created, no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. Neither the Executive nor the Spouse shall have any right, title or interest whatever in or to any investments that the Company may make to aid the Company in meeting its obligation hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or the Spouse. To the extent that any person acquires a right to receive payments from the Company hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

6.2	Rabbi Trust. The Company may, at its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating the assets needed to pay the promised benefit, but the Company shall be under no obligation to establish any such trust or any other informal funding vehicle.

ARTICLE VII

Claims Procedure

7.1	Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed with the Committee which shall make all determinations concerning such claim. Any decision by the Committee denying such claim shall be in writing and shall be delivered to the Executive or Spouse filing the claim (“Claimant”).

a.	In General. Notice of a denial of benefits will be provided within 90 days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

b.	Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall (1) cite the pertinent provisions of the Plan document and (2) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

7.2	Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Board. A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Board. All written comments, documents, records, and other information shall be considered “relevant” if the information (1) was relied upon in making a benefits determination, (2) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (3) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Board may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

a.	In General. Appeal of a denied benefits claim must be filed in writing with the Board no later than sixty (60) days after receipt of the written notification of such claim denial. The Board shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Board expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

b.

Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The decision on review shall set forth (a) the specific reason or reasons for the denial, (b) specific references to the pertinent Plan provisions on which the denial is based, (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (d) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

7.3	Legal Action. A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

7.4	Discretion of Committee. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE VIII

Termination, Suspension or Amendment

8.1	Termination, Suspension or Amendment of Plan. The Company may not terminate, amend or suspend the Plan at any time, in whole or in part, unless such action is done with the written consent of the Executive and the Spouse, if living.

ARTICLE IX

Miscellaneous

9.1	Non-assignability. Neither the Executive nor the Spouse shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Spouse or any other person, nor be transferable by operation of law in the event of the Executive’s, the Spouse’s, or any other person’s bankruptcy or insolvency.

9.2	Not a Contract of Employment. This Plan shall not constitute a contract of employment between Company and the Executive. Nothing in this Plan shall give the Executive the right to be retained in the service of Company or to interfere with the right of Company to discipline or discharge the Executive at any time.

9.3	Protective Provisions. The Executive shall cooperate with Company by furnishing any and all information requested by Company in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and by taking such other action as may be requested by Company.

9.4	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Virginia except as preempted by federal law.

9.5	Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.6

Notice. Any notice or filing required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to the Executive or the Spouse shall be directed to the individual’s last known address in Company’s records.

9.7	Successors. The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

9.8	Compliance with Section 409A. All payments under this Plan shall be made in conformance with the provisions of Section 409A of the Internal Revenue Code. To the extent that any provision of this Plan is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with the provision complying with the applicable provisions of Section 409A of the Internal Revenue Code (including, but not limited to the requirement that any payment made on account of the Executive’s Separation from Service shall not be made earlier than the first business day of the seventh month following the Executive’s Separation from Service, or if earlier the date of death of the Executive). Any payment that is delayed in accordance with the foregoing sentence shall be made on the first business day following the expiration of such six (6) month period.

9.9	Tax Consequences of Payments. The Executive understands and agrees that the Company makes no representations as to the tax consequences of any benefits provided hereunder (including, without limitation, under Section 409A of the Internal Revenue Code). The Executive (or the Executive’s Spouse) is solely responsible for any and all income, excise or other taxes imposed on the Executive or the Spouse with respect to any benefits provided hereunder.

IN WITNESS WHEREOF, the undersigned executed this Restated Plan as of the 10th day of August, 2012, effective as of February 15, 2012.

CACI INTERNATIONAL INC

By:	/s/ Jerry A. Reece

Its:	Sr. Vice President

Dated: 8/10/2012

EXECUTIVE

/s/ Daniel D. Allen

Daniel D. Allen